EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT



    All of Environmental Elements Corporation's subsidiaries as of March 31, 1996, are listed below. The Company owns 100 percent of the voting securities of each such subsidiary.


                                                            State or Country
               Subsidiary                          of Organization or Incorporation
Environmental Elements Service Corporation                     Delaware

Environmental Elements Investment Corp.                        Delaware

Environmental Elements Technologies Corporation                Delaware

Environmental Elements (Canada) Limited                        Ontario

Environmental Elements (United Kingdom) Limited                United Kingdom

Environmental Elements (Norway)                                Norway

Environmental Elements Pacific, Inc.                           Nevada